                                   FOURTH AMENDMENT
                       TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT ("Fourth Amendment") is entered into as of October 25, 1996, between MCGRATH RENTCORP, a California corporation and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION, formerly known as The Bank of California, National Association, as agent for Banks (sometimes "Agent", sometimes individually "Bank" and sometimes with Fleet Bank, N. A. ,formerly known as National Westminister Bank, USA, and Bank of America National Trust and Savings Association, "Banks").

                                       RECITALS

A. Borrower is obligated to Banks pursuant to that certain Amended and Restated Credit Agreement dated as of June 14, 1994 (as amended from time to time, "Agreement").

B.  The parties mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of "Bank" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

    " 'Bank' means, individually, Union Bank of California, N.A., Fleet Bank, N.A., Bank of America, N.T. & S.A., and their respective successors, and such other banks as may become party to this Agreement, collectively referred to herein as "Banks".

2. The definition of "Commercial Account" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

    " 'Commercial Account' means Borrower's commercial account number 001-2016481 at the office of Agent."

3. The definition of "Pro Rata Share" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

    "Pro Rata Share" means, with respect to each Bank, the percentage set forth next to that Bank's name as follows:

         Bank                Pro Rata Share           Commitment
         ----                --------------           ----------

         Union Bank of
         California, N.A.    45%                      $27,000,000

         Bank of
         America, NT&SA      27.5%                    $16,500,000

         Fleet Bank, N.A.    27.5%                    $16,500,000

4. The definition of "Reserve Commitment Amount" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

    " 'Reserve Commitment Amount' means the amount of Twenty Million Dollars ($20,000,000.00)".

5. In Section 2.3.2(a) the Applicable Margin of 1.000%, which applies to Eurodollar Loans if the ratio of Liabilities to Tangible Net Worth is less than or equal to 2:00 to 1 and the ratio of Adjusted Net Income to Debt Service (as calculated in accordance with Section 7.12(e)) is greater than or equal to 2:00 to 1, is hereby deleted and replaced with .900%.

6. Section 2.8 is hereby deleted in its entirety and replaced with the following:

    "2.8  ADJUSTMENT OF THE COMMITMENT.   Upon not less than three Business
    Days' notice to the Agent at any time, and from time to time, Borrower may, at any time reduce the amount of any component of the Commitment in increments of One Million Dollars ($1,000,000) or integral multiples thereof; provided, however, that no adjustment in the Basic Commitment shall occur until the Reserve Commitment Amount shall have been reduced to zero. Except as expressly provided in this Section 2.8, the Commitment may not be adjusted by Borrower."

7. Effective as of May 10, 1996 (and in order to correspond to a previous amendment of the Conversion Date and the Term Loan Maturity Date), the dates "June 30, 1996" and "June 30, 2001" are hereby deleted and replaced with "June 30, 1997" and "June 30, 2002", respectively, where such dates or either of them appear in the following Sections or Exhibits:

    Section 1.1, definition of "Revolving Loan Termination Date"
    Section 3.2.1.
    Section 3.2.2.
    Exhibit E
    Exhibit F


8. CONDITIONS PRECEDENT. Borrower understands that this Amendment shall not be effective and the Banks shall have no obligation to amend the terms of the Loan Documents as provided herein unless and until Borrower shall have executed and delivered to Agent, not later October 31, 1996, this Amendment and a new Revolving Note for each Bank, reflecting such Bank's Pro Rata Share of the Commitment.

9. FULL FORCE AND EFFECT. Except as specifically provided herein, all terms and conditions of the Agreement and each Loan Document remain in full force and effect, without waiver or modification. This Fourth Amendment, the preceding amendments and the Agreement shall be read together as one document.

10. REPRESENTATIONS AND WARRANTIES. As part of the consideration for the Banks to enter into this Fourth Amendment, the Borrower represents and warrants to the Banks as follows:

    (a) The execution, delivery and performance by the Borrower of this Fourth Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery and performance by the Borrower of this Fourth Amendment do not contravene, or constitute a default under, any provision of applicable law or requirements or of the certificate or articles of incorporation or the by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any assets of the Borrower, or result in the creation or imposition of any Lien on any asset of the Borrower.

    (b) This Fourth Amendment constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, equity of redemption, moratorium or other laws now or hereafter in effect relating to creditors rights, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    (c) No Event of Default has occurred and is continuing, and the representations and warranties of the Borrower in the Agreement and other Loan Documents delivered pursuant thereto are true and correct in all material respects as of the date hereof as if made on the date hereof.

    (d) The officer of the Borrower executing and delivering this Fourth Amendment on behalf of the Borrower has been duly authorized by appropriate corporate resolutions to so execute and deliver this Fourth Amendment.

11. COUNTERPARTS. This Fourth Amendment may be executed by the parties hereto in one or more counterparts and all such counterparts, when taken together, shall constitute one and the same Fourth Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to become effective as of the date and year first written above.

BANKS:                                 BORROWER:

UNION BANK OF CALIFORNIA,              MCGRATH RENTCORP, a
NATIONAL ASSOCIATION                   California corporation
as a Bank and as Agent

By:                                    By:
    --------------------------            --------------------------

Title:                                 Title:
       -----------------------                ----------------------

FLEET BANK, N. A.,

By:
    --------------------------

Title:
       -----------------------

BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION

By:
    --------------------------

Title:
       -----------------------